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                                                                   EXHIBIT 10.14
                               TIGERA GROUP, INC.
                                730 Fifth Avenue
                                   9th Floor
                            New York, New York 10019


                                                      November 15, 1995


Mr. Donald T. Pascal
Suite 2500
667 Madison Avenue
New York, New York 10021

Dear Mr. Pascal:

                 This letter sets forth our mutual understanding concerning the arrangements, terms and conditions pursuant to which you will be employed, commencing November 15, 1995 (the "Effective Date"), as President and Chief Executive Officer of Tigera Group, Inc. (the "Company" or "Tigera") for a period (the "Term") of three (3) years commencing on the Effective Date.

                 1. During the Term you shall serve the Company to the best of your ability in the executive capacity or capacities to which you shall be elected or appointed by the Board of Directors of the Company.

                 2. As compensation for all services to be performed by you for Tigera during the Term and, in lieu of all other compensation, the Company shall grant to you options to purchase 800,000 shares of the Company's Common Stock, par value $.01 per share, at a price of $0.885 per share, subject to the terms and conditions contained in one or more option agreements, dated as





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of the date hereof, between you and the Company.  You shall also be entitled to a salary in an amount to be determined by you and the Company and to reimbursement for all documented reasonable expenses incurred by you in performance of your duties hereunder.

                 3. This Agreement may be terminated by the Company, at any time, upon 30 days' advance written notice to you. This Agreement may be terminated by you, at any time after the first anniversary of the date hereof, upon 30 days' advance written notice to the Company.

                 4. Except in the course of the performance of your duties hereunder, you hereby agree that you shall not disclose at any time any trade secrets, know-how, or other proprietary information.

                 5. This Agreement shall be interpreted in accordance with the laws of the state of New York applicable to contracts made and to be performed entirely within that state.

                 6. This letter contains the sole agreement of the parties pertaining in any way to the subject matter hereto. It cannot be altered or amended except by a writing duly executed by the party against whom such alteration or amendment is sought to be enforced.





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                 If this letter correctly sets forth your understanding of the terms of your employment arrangement with the Company please sign below in the place indicated and return it at your earliest convenience.

                                     Very truly yours,

                                     TIGERA GROUP, INC.



                                     By:/s/Robert E. Kelly
                                        ---------------------------
                                        Name: Robert E. Kelly
                                        Title: Sr. V.P. and CFO
ACCEPTED AND AGREED TO:



/s/ Donald T. Pascal
-----------------------
Donald T. Pascal





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